For Period ended 05/31/14              Series 13,14,15,16,17,19,
File Number 811-7852                          20,21,46,49,50,51,52

Sub-Item 77D(a): Policies with respect to security investments
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                            USAA MUTUAL FUNDS TRUST
                       SUPPLEMENT DATED DECEMBER 5, 2013
                               TO THE SATEMENT OF
                             ADDITIONAL INFORMATION
                             DATED OCTOBER 1, 2013

This Supplement updates certain information contained in the above-referenced Statement of Additional Information. The following disclosure hereby replaces the existing disclosure found on page 9 under the Investment Policies section.

Each Fund (EXCEPT THE TREASURY MONEY MARKET TRUST) may invest in commercial paper issued in reliance on the "private placement" exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (1933 Act) (Section 4(2) Commercial Paper). Section 4(2) Commercial Paper is restricted as to disposition under the federal securities laws; therefore, any resale of
Section 4(2) Commercial Paper must be effected in a transaction exempt from registration under the 1933 Act. Section 4(2) Commercial Paper is normally resold to other investors through or with the assistance of the issuer or investment dealers who make a market in Section 4(2) Commercial Paper, thus providing liquidity.

Each Fund (EXCEPT THE TREASURY MONEY MARKET TRUST) also may purchase restricted securities eligible for resale to "qualified institutional buyers" pursuant to Rule 144A under the 1933 Act (Rule 144A Securities). Rule 144A provides a non-exclusive safe harbor from the registration requirements of the 1933 Act for resales of certain securities to institutional investors.